                                                                    EXHIBIT 12.1

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

          CALCULATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                              PRO FORMA          PRO FORMA
                                         TWELVE MONTHS ENDED THREE MONTHS ENDED
                                          DECEMBER 31, 1993    MARCH 31, 1994
                                         ------------------- ------------------
Earnings:
 Earnings (loss) before income taxes....       $  (58)              $(87)
 Fixed charges, from below..............        1,177                274
 Interest capitalized...................          (51)               (10)
                                               ------               ----
 Earnings...............................       $1,184               $177
                                               ======               ====
Fixed Charges:
 Interest expense.......................       $  431               $101
 Portion of rental expense
  representative of the interest factor.          746                173
                                               ------               ----
   Fixed charges........................       $1,177               $274
                                               ======               ====
Pro forma ratio of earnings to fixed
 charges................................           (a)                (a)
                                               ======               ====

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(a) Earnings were inadequate to cover fixed charges by $109 million for the twelve months ended December 31, 1993 and $97 million for the three months ended March 31, 1994.